Dresser-Rand Announces an Additional $80 Million Accelerated Stock Buyback

Increases Combined ASB Program Underway to $355 Million

HOUSTON, March 22, 2011 /PRNewswire/ -- Dresser-Rand Group Inc. ("Dresser-Rand" or "the Company") (NYSE: DRC), a global supplier of high-speed rotating equipment and service solutions, announced today that it has entered into an $80 million accelerated stock buyback (ASB) transaction with Goldman, Sachs & Co.  This is in addition to its $275 million ASB transaction announced on March 15, 2011.

In a separate release dated today, the Company announced the early tender results of its previously announced cash tender offer for any and all of its $370 million outstanding aggregate principal amount of 7-3/8% Senior Subordinated Notes due 2014 (the "Notes").  A majority of the outstanding principal amount of the Notes have been validly tendered and not validly withdrawn, which is sufficient to approve the proposed amendments to the indenture governing the Notes.  As a result, certain indenture limitations have been removed, allowing the Company to enter into the additional ASB transaction, thereby increasing the size of the combined ASB program to $355 million.

As previously reported, the Company announced a $275 million ASB to, in part, repurchase approximately five million of Dresser-Rand common shares in connection with its potential acquisition of Grupo Guascor.  Under that ASB and assuming existing market conditions continue, the Company said that it expected to purchase at least the number of shares expected to be issued in the Guascor acquisition, assuming it closes.  However, that ASB is not conditioned upon the acquisition.  The Company has approximately $130 million remaining under its previously authorized $200 million share repurchase program.  The $80 million ASB, along with any shares repurchased under the $275 million ASB in excess of the five million shares expected to be issued in the Guascor acquisition would be applied to the existing $200 million share repurchase authorization.

The stock buyback transaction is being carried out under an accelerated stock buyback master confirmation agreement with Goldman Sachs.  As contemplated by that master confirmation, Dresser-Rand will pay $80 million to Goldman, Sachs & Co. to repurchase outstanding shares of its common stock and will receive a substantial majority of the shares to be delivered under the accelerated stock buyback by no later than March 25, 2011.

Goldman Sachs is expected to purchase shares of Dresser-Rand common stock in the open market in connection with the accelerated stock buyback. The supplemental confirmation contemplates that final settlement should occur in calendar year 2011. At settlement, Dresser-Rand may be entitled to receive additional shares of common stock from Goldman Sachs or under certain circumstances may issue additional shares or make a payment to Goldman Sachs at the Company's option.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries. Dresser-Rand has principal offices in Paris and Houston and reported revenues of approximately $2 billion in 2010. For more information, visit www.dresser-rand.com.

This news release contains forward-looking statements.  Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words "anticipates," "believes," "expects," "intends," "appears," "outlook," and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: inability to effect the repurchase program successfully, including within the proposed timing or at all; the uncertainty regarding the amount and timing of share repurchases and the source of funds for such purposes; potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others.  These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

CONTACT: Blaise Derrico, Director Investor Relations of Dresser-Rand Group Inc., +1-713-973-5497